[ON NEW PLAN REALTY TRUST LETTERHEAD]



NEW PLAN REALTY TRUST BOARD ADOPTS                 FOR IMMEDIATE RELEASE
SHAREHOLDER RIGHTS PLAN                             Contact: Ron Frankel
                                                            212-869-3000


            New York, NY, April 16, 1998 -- New Plan Realty Trust (NYSE-NPR) (the "Company") announced today that its Board of Trustees has adopted a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders and assure that they receive fair and equal treatment in the event of any proposed takeover of the Company.

            Terms of the Rights Plan provide for a distribution to holders of record at the close of business on April 24, 1998 of one right for each outstanding share of beneficial interest of New Plan Realty Trust. The rights will become exercisable only in the event that a person or group of affiliated or associated persons acquires beneficial ownership or voting control of 15% or more of the Company's outstanding voting shares or announces an offer, the consummation of which would result in a person or group of affiliated or associated persons acquiring beneficial ownership or voting control of 15% or more of the Company's outstanding voting shares. Unless earlier redeemed, the rights will expire on April 11, 2008. Each right will entitle the holder thereof to buy one share of beneficial




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interest of the Company at a price of $90.00 (the "Exercise Price").

            Unless the rights are earlier redeemed or exchanged, if a person or group of affiliated or associated persons acquires beneficial ownership or voting control of 15% or more of the Company's outstanding voting shares, each holder of a right, other than such person or group acquiring such 15% of the Company's shares (whose rights will upon such acquisition become null and void), will have the right to receive, upon payment of the Exercise Price, that number of shares of beneficial interest of the Company having a market value equal to two times the Exercise Price.

            In addition, unless the rights are earlier redeemed or exchanged, if, after the time a person or group of affiliated or associated persons acquires beneficial ownership or voting control of 15% or more of the Company's outstanding voting shares, the Company is acquired in a merger or other business combination transaction, each right, other than the rights held by such person or group acquiring such 15% of the Company's shares (whose rights will upon such acquisition become null and void) will entitle its holder to purchase, for the Exercise Price, that number of shares of the acquiring company's common stock



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that has a market value equal to two times the Exercise Price.

            The Company will be entitled to redeem the rights at 1/2 cent per right (payable, at the option of the Company, in cash or in shares) at any time until the tenth day following the public announcement of the acquisition by a person or group of affiliated or associated persons of beneficial ownership or voting control of 15% of the Company's outstanding voting shares.

            The Rights Plan further provides that the Company may, at its option, after a person or group of affiliated or associated persons has acquired 15% or more (but less than 50%) of the beneficial ownership or voting control of the Company's outstanding voting shares, exchange all or part of the rights (other than the rights held by such person or group acquiring such 15% of the Company's shares, whose rights will upon such acquisition become null and void) for shares of beneficial interest of the Company at an exchange ratio of one share per right.

            The terms of the Rights Plan will not allow the exercise by any shareholder of any right that would result in a violation of the provisions of the Company's Amended and Restated Declaration of Trust.



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            Commenting on the Rights Plan, William Newman, Chairman and Chief
Executive Officer, said "The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of shareholders. The Rights Plan seeks to ensure that shareholders realize the long-term value of their investment. The Rights Plan should encourage anyone seeking to acquire the Company to treat all shareholders equally and to negotiate with the Board prior to any takeover attempt."

            Details of the Rights Plan will be outlined in materials to be mailed to shareholders following the April 24, 1998 record date. The terms of the Rights Agreement between the Company and BankBoston, N.A., the rights agent for the Company, will control all aspects of the Rights Plan.

            New Plan Realty Trust, now in its 72nd year, went public in 1962 and became a real estate investment trust, REIT, in 1972. The trust owns 196 retail and residential properties in 23 states. New Plan shares trade on the New York Stock Exchange.

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April 16, 1998



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